Exhibit 5.1

[LETTERHEAD OF HOGAN & HARTSON L.L.P.]

July 29, 2002

Board of Trustees
Equity Office Properties Trust
Two North Riverside Plaza, Suite 2100
Chicago, Illinois 60606

Ladies and Gentlemen:

     We are acting as counsel to Equity Office Properties Trust, a Maryland real estate investment trust (the “Trust”), in connection with its registration statement on Form S-3 (SEC File No. 333-58729) (the “Registration Statement”) filed with and previously declared effective by the Securities and Exchange Commission (the “Commission”), relating to the proposed public offering by the Trust of up to 9,200,000 of its 7.75% Series G Cumulative Redeemable Preferred Shares of Beneficial Interest (the “Shares”), of the Trust as described in a Prospectus dated July 22, 1998 (the “Prospectus”), and a Prospectus Supplement dated July 1, 2002 (the “Prospectus Supplement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

     For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):

1.	An executed copy of the Registration Statement.

2.	A copy of an Order of the Commission, issued by the staff of the Commission and dated July 22, 1998, declaring the Registration Statement effective as of 10:00 a.m. on July 22, 1998.

3.	The Prospectus and the Prospectus Supplement.

Board of Trustees
Equity Office Properties Trust
July 29, 2002

4.	The Declaration of Trust of the Trust, as amended (the “Declaration of Trust”), as certified by the Maryland State Department of Assessments and Taxation (the “SDAT”) on June 13, 2002, and as certified by the Secretary of the Trust on the date hereof as being complete, accurate and in effect.

5.	Articles Supplementary relating to the Shares as filed with the SDAT, as certified by the Secretary of the Trust on the date hereof as being complete, accurate and in effect.

6.	The Second Amended and Restated Bylaws of the Trust, as certified by the Secretary of the Trust on the date hereof as being complete, accurate and in effect.

7.	Certain resolutions of (a) the Board of Trustees of the Trust (the “Board”) adopted at a meeting held on February 22, 2002, (b) the Executive Committee of the Board adopted by unanimous written consent on July 2, 1998 and June 26, 2002, and (c) the Pricing Committee of the Board adopted by sole written consent on July 1, 2002 and July 17, 2002, authorizing, among other things, the offer, issuance and sale of the Shares and arrangements in connection therewith, in each case as certified by the Secretary of the Trust on the date hereof as being complete, accurate and in effect.

8.	An executed copy of the Underwriting Agreement, dated July 1, 2002, among the Trust, EOP Operating Limited Partnership and Salomon Smith Barney Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, UBS Warburg LLC, Wachovia Securities, Inc. and Prudential Securities Incorporated, as representatives of the several underwriters listed therein (the “Agreement”).

     In our examination of the Agreement and the other Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural

Board of Trustees
Equity Office Properties Trust
July 29, 2002

persons, the accuracy and completeness of all of the Documents, the authenticity of all originals of the Documents and the conformity to authentic originals of all of the Documents submitted to us as copies (including telecopies). We have also assumed that the Shares will not be issued in violation of the ownership limits contained in the Declaration of Trust. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     This opinion letter is based as to matters of law solely on applicable provisions of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, and applicable provisions of the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the terms “Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended,” and “Maryland General Corporation Law, as amended” include the applicable statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

     Based upon, subject to and limited by the foregoing we are of the opinion that, following issuance of the Shares pursuant to the terms of the Agreement and receipt by the Trust of the consideration for the Shares specified in the resolutions of the Pricing Committee described in paragraph 7 above, the Shares will be validly issued, fully paid and nonassessable.

     This opinion letter has been prepared for your use in connection with the filing by the Trust of a Current Report on Form 8-K on the date hereof, which Current Report on Form 8-K will be incorporated by reference into the Registration Statement, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

Board of Trustees
Equity Office Properties Trust
July 29, 2002

     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Current Report on Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.
HOGAN & HARTSON L.L.P.